                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 14, 1999
                                                 ------------

                              Altris Software, Inc.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

          California                    0-15935                   95-3634089
--------------------------------------------------------------------------------
(State or other jurisdiction of    (Commission file            (IRS employer
       incorporation)                  number)              identification no.)

9339 Carroll Park Drive, San Diego, California                      92121
--------------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip code)

Registrant's telephone number, including area code (619) 625-3000
                                                   --------------

                                 Not applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

            On May 14, 1999, Altris Software, Inc. ("the Company") completed a multi-part agreement with Spescom Ltd., a South African company publicly traded on the Johannesburg Exchange, whereby Spescom purchased 2,000,000 shares of the Company's common stock for $1.8 million. In addition, as part of the agreement, Spescom paid the Company an additional $1.0 million and invested $1.2 million directly into Altris Software Ltd. ("ASL"), a subsidiary of the Company based in the United Kingdom, for a 60% interest in of ASL. In conjunction with the agreement the Company contributed $400,000 to ASL and retained a 40% ownership interest in ASL.

            In addition, the Company has entered into a distribution agreement with ASL which grants ASL exclusive distribution rights for the Company's products world-wide excluding North America, South America and the Caribbean. Under the distribution agreement, the exclusivity is contingent on ASL meeting certain minimum royalty commitments beginning in 2001. The agreement provides for a royalty to the Company on sales of the Company's products by ASL equal to 50% of the Company's list price for such products. ASL also entered into a distribution agreement with Spescom covering the same territory, which provides that ASL will be Spescom's exclusive distributor of EMS 2000, Spescom's configuration management (CM) product. In addition, the agreement provides that the Company is Spescom's exclusive distributor of EMS 2000 in North America, South America and the Caribbean.

            In order for the Company to obtain consent to the transactions by Finova Capital (formerly Sirrom Capital), a debt holder and preferred stockholder of the Company, the interest rate on the Company's outstanding debenture held by Finova was increased from 11.5% to 12%. In addition, the conversion rate on the convertible preferred stock held by Finova has been adjusted from $6.00 per share of common stock to $1.90, and the exercise price on warrants entitling Finova to purchase 400,000 shares of the Company's common stock was also adjusted from $6.00 to $1.90 per share.

            In addition, other terms of the transaction include:

            o The Company agreed to include a nominee of Spescom in management's slate of nominees to be elected to the board of directors and to recommend to the stockholders the election of such nominee (this right lasts for so long as Spescom retains a certain percentage of its holdings in the Company);

            o An additional 1,000,000 shares will be issued to Spescom if court approval of the settlement of the Company's outstanding securities litigation is not received, by September 30, 1999, as anticipated;

            o The Company used $200,000 of the proceeds from the transaction to fund an escrow account which will remain in effect until the second anniversary of the closing date for the purpose of securing any obligations owed by the Company to Spescom under the agreement;

            o The shares of stock representing the Company's 40% interest in ASL were pledged to Spescom to further secure the obligations of the Company to Spescom, with such pledge not to extend beyond the second anniversary of the closing date.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

      (b)   Pro Forma Financial Information

            It is impracticable to provide the required pro forma financial information at the time of filing of this Current Report on Form 8-K. The required pro forma financial information will be filed as soon as it is available, but in no event later than 30 days after the date of this Current Report on Form 8-K was due to be filed.

      (c)   Exhibits:

            2.1 Agreement between Spescom Limited, Spescom CIT (Pty) Limited, Altris Software, Inc., Altris International Limited, Altris Group Plc, and Altris Software Limited, dated May 7, 1999.

            3.1 Certificate of Determination of Series E Convertible Preferred Stock of the Company

            10.1 First Amendment to Convertible Preferred Stock Purchase Agreement dated, May 7, 1999, by and between the Company and Finova Mezzanine Capital, Inc.

            10.2 Second Amendment to Debenture Purchase Agreement dated, May 7, 1999, by and between the Company and Finova Mezzanine Capital, Inc.

            10.3 Second Amendment to Subordinated Debenture, dated May 7, 1999, by and between the Company and Finova Mezzanine Capital, Inc.

            10.4 Release Agreement, dated May 7, 1999, by and between the Company and Finova Mezzanine Capital, Inc.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 28, 1999                    ALTRIS SOFTWARE, INC.


                                       By: /s/ John W. Low
                                           -------------------------------------
                                           John W. Low
                                           Chief Financial Officer